                                                                     EXHIBIT 2.4

                      AGREEMENT AND PLAN OF REORGANIZATION


         This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of December 1, 1997 among McAfee Associates, Inc., a Delaware corporation ("PARENT"), DNA Acquisition Corporation., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB") and Helix Software Company, Inc., a Georgia corporation (the "COMPANY").

                                    RECITALS

         A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger all of the issued and outstanding shares of common stock of the Company (the "COMPANY COMMON STOCK") shall be converted into the right to receive an aggregate five hundred fifty thousand (550,000) shares of common stock (the "MERGER CONSIDERATION") of Parent (the "PARENT COMMON STOCK"). Parent is entering into a Registration Rights Agreement pursuant to which Parent shall file a registration statement providing for the sale of Parent Common Stock received pursuant to the Merger and the transactions hereunder.

         C. Fifty-five thousand (55,000) shares of Parent Common Stock otherwise payable by Parent in connection with the Merger shall be placed into escrow by Parent, the release of which amount shall be contingent upon certain events and conditions.

         D. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         E. To facilitate the Merger and the transactions contemplated hereby, as of the date hereof, the parties to the Stockholders Agreement dated July 21, 1990 and the Company have entered into a Termination of Shareholder Agreement (the "TERMINATION AGREEMENT").

         F. Certain key employees of the Company, as of the date hereof, are each entering into an Employment Agreement with Parent (collectively, the "EMPLOYMENT AGREEMENTS").

         G. The parties intend, that the transactions contemplated by this Agreement will qualify as a "Reorganization" within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "CODE").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:




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                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW") and Georgia Business Corporation Code ("GEORGIA LAW"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. (The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION.")

         1.2 Effective Time. The closing of the Merger (the "CLOSING") is taking place concurrently with the signing of this Agreement. The date hereof is referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretaries of State of the States of Delaware and Georgia, respectively (the "CERTIFICATES OF MERGER"), in accordance with the relevant provisions of Delaware and Georgia law, respectively (the time of acceptance by the Secretaries of State of Delaware and Georgia of such filings being referred to herein as the "EFFECTIVE TIME").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Georgia Law respectively. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Certificate of Incorporation; Bylaws.

                  (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

                  (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.


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         1.6  Effect on Capital Stock.

                  (a) Certain Definitions.

                            (i) "OUTSTANDING COMMON" shall mean, immediately
prior to the Effective Time, all issued and outstanding shares of Company Common Stock, including shares of Company Common Stock issuable upon the exercise of outstanding Company Options (each as defined below).

                            (ii) "PROPORTIONATE ESCROW INTEREST" applicable to
each Company Stockholder, shall mean the quotient obtained by dividing (x) the total number of shares of Company Common Stock held of record by such Company Stockholder, by (y) the total number of shares of Company Common Stock held of record by all the Company Stockholders, in each case, as of immediately prior to the Effective Time.

                            (iii) "NASDAQ" shall mean the Nasdaq National
Market.

                  (b) Consideration of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Company Stockholders, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.7(a) and shares of Company Common Stock owned by Parent, Merger Sub or held in the treasury of the Company) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share in the manner provided in Section 1.8, a number of shares of Parent Common Stock equal to a fraction the numerator of which is 550,000 and the denominator of which is the Outstanding Common (the "MERGER CONSIDERATION"). Such conversion shall be made in accordance with the terms and subject to the conditions set forth below and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article IV hereof.

                  (c) Escrow. Promptly after the Effective Time, from the Merger Consideration otherwise payable pursuant to Section 1.6(b), Parent shall deposit fifty-five thousand (55,000) shares of Parent Common Stock (the "ESCROW AMOUNT") into an escrow account pursuant to Section 1.8 and Article IV.

                  (d) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         1.7 Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised and perfected appraisal rights for such

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

shares in accordance with Georgia Law (or other applicable law) and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Georgia Law or other law, as the case may be.

                  (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

                  (c) The Company shall give Parent and the Company Stockholder's Agent (as defined in Article IV) (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Georgia law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares (which payments, after the Effective Time shall not be made by Parent without the consent of the Company Stockholder Agent, which consent may not be unreasonably withheld), Parent shall be entitled to recover under the terms of Article IV hereof the aggregate amount by which such payment or payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such shares.

         1.8 Surrender of Certificates; Payment of Merger Consideration.

                  (a) Parent to Provide Merger Consideration; Escrow Funding. Promptly after the Effective Time, Parent shall make available for exchange in accordance with this Article I, the Parent Common Stock deliverable pursuant to
Section 1.6 in exchange for outstanding shares of Company Common Stock; provided that Parent shall deposit into the Escrow Fund (as defined in Section 4.2) pursuant to Article IV the Escrow Amount as contemplated in Section 1.6(c). The portion of the amounts contributed on behalf of each holder of Company Common Stock into the Escrow Fund shall be equal to such holder's Proportionate Escrow Interest.

                  (b) Exchange Procedures. Upon surrender to Parent or an agent appointed by it of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") duly endorsed in blank or accomplished by stock powers duly executed in blank, the holder of record of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to
Section 1.6 (subject to the escrow provisions of Section 1.8 and Article IV) and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock, will be deemed from and after the Effective Time, to evidence only the

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right to receive the Merger Consideration in respect of each such share (subject to Section 1.13 and subject to the escrow provisions of Section 1.8 and Article
IV).

                  (c) Transfers of Ownership. If any payment or delivery is to be made to a person other than the holder in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of the payment thereof that the Certificate so surrendered will be properly endorsed and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  (d) Payments With Respect to Unexchanged Shares. No interest on any Merger Consideration payable at or after the Effective Time shall be paid.

                  (e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) fifty dollars ($50.00).

         1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and the Merger Consideration due under Section
1.6 with respect to such Company Common Stock shall be delivered to the person entitled thereto (subject to the escrow provisions of Article IV).

         1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, Parent shall make payment in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an agreement (in form and substance satisfactory to it) to indemnify Parent against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.11 Tax and Accounting Treatment. The Merger shall constitute a tax free reorganization under the Internal Revenue Code of 1986, as amended (the "CODE"), and will be treated as a pooling of interest for financial accounting purposes.


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         1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub or to vest Parent with a 100% ownership interest in the Surviving Corporation or to vest the Company Stockholders with the Parent Common Stock to which they are entitled hereunder and for other actions required under this Agreement, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary and/or desirable action.

         1.13 Purchase Price Adjustment. The Merger Consideration will be subject to adjustment as follows:

                  (a) Tangible Net Worth Adjustment.

                           (i) Closing Balance Sheet. As soon as practicable
(but in no event later than 45 days) following the Closing Date, the Company will, at the expense of the Surviving Corporation, prepare and cause to be audited by Coopers & Lybrand LLP, independent accountants, and the Company will deliver to Parent and the Company Stockholders' Agent (as defined in Article
IV), a balance sheet of the Company as of the Closing Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles ("GAAP") consistent with the basis of accounting and procedures and methods employed by the Company in its financial statements delivered pursuant to Section 2.6. During the conduct of the audit, the Company will cooperate in all respects with the independent auditors for the purposes of completing the Closing Balance Sheet. In addition, the Company and the independent auditors shall be available for periodic inquiry by Parent, the Company Stockholders' Agent and the Company, and the independent auditors will answer such questions as Parent or the Company Stockholders' Agent may have and provide such additional schedules and materials as Parent or the Stockholders' Agent may reasonably request in order to permit a meaningful review of the Closing Balance Sheet.

                           (ii) Definition. "TANGIBLE NET WORTH" will mean the
aggregate of all tangible assets (net of all reserves and excluding all intangible assets, including without limitation, all goodwill and capitalized software) set forth in the Closing Balance Sheet, less all liabilities of any kind (including without limitation accounts payable, royalties payable, warranty reserves, accrued bonuses, accrued vacation, employee expense obligations, deferred revenue, litigation reserves and debt and other liabilities) set forth in the Closing Balance Sheet determined in accordance with GAAP; provided, however, that (x) any compensation expense arising from the exercise of Company Options on or prior to the Closing Date will not be reflected in the Closing Balance Sheet and (y) reasonable payments by the Company of fees and expenses of up to $800,000 to its investment bankers, accountants, and attorneys in connection with this Agreement and the transactions contemplated hereby will not be included in the Closing Balance Sheet for purposes of calculating Tangible Net Worth pursuant to this Section 1.13(a)(ii).

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

                           (iii) Disputes. At any time within thirty (30) days
following the delivery of the Closing Balance Sheet to Parent and the Company Stockholders' Agent (the "REVIEW PERIOD"), Parent or the Company Stockholders' Agent may dispute any amounts reflected or not reflected on the Closing Balance Sheet to the extent the net effect of all such disputed amounts in the aggregate would affect the Tangible Net Worth amount, but only on the basis that such amounts were not arrived at in accordance with Section 1.13(a)(i); each of Parent and the Company Stockholders' Agent will notify the other of each such disputed item, and will specify the amount thereof in dispute, not later than the expiration of the Review Period. If Parent and the Company Stockholders' Agent are able to resolve all the disputed items within 20 days following expiration of the Review Period, then the Closing Balance Sheet agreed upon by Parent and the Company Stockholders' Agent will be final, binding and conclusive on the parties hereto. If Parent and the Company Stockholders' Agent are unable to resolve any disputed item and are therefore unable to agree as to the Closing Balance Sheet and the resultant Tangible Net Worth amount within 20 days following the expiration of the Review Period, the items remaining in dispute shall be submitted for resolution to a nationally recognized accounting firm (the member of which who will be primarily responsible for resolving such disputes will have had substantial auditing experience and substantial experience in arbitration or other dispute resolution proceedings concerning accounting issues) selected by mutual agreement of Parent and the Company Stockholders' Agent (or failing such agreement (as to both such accounting firm and such member) between Parent and the Company Stockholders' Agent within 10 days after such 20 day period, as selected by mutual agreement between Parent's independent accountants and the Company's independent accountants (prior to the Merger), or, failing agreement by such accountants within 10 days after such prior 10 day period, as appointed by the American Arbitration Association) (the "ACCOUNTANTS"). The Accountants will, within 30 days after submission, determine, based solely on presentations by Parent and the Company Stockholders' Agent (and their representatives) and not by independent review, and render a written report to the parties upon, such remaining disputed items and the resultant calculation of the Closing Balance Sheet and the Tangible Net Worth amount in accordance with the provisions hereof, and such report and the Resultant Closing Balance Sheet will be final, binding and conclusive on the parties hereto. In resolving any disputed item, the Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and disbursements of the Accountants (and of the American Arbitration Association, if any) (a) will be paid out of the Escrow Fund established under Article IV if the Tangible Net Worth amount finally determined pursuant to this Section 1.13(a)(iii) shall be more than $25,000 below the Tangible Net Worth amount reflected on the Closing Balance Sheet originally submitted pursuant to Section 1.13(a)(i) hereof, or (b) will be borne by Parent if the Tangible Net Worth amount finally determined pursuant to this Section 1.13(a)(iii) is equal to or less than $25,000 below the Tangible Net Worth amount reflected on the Closing Balance Sheet originally submitted pursuant to
Section 1.13(a)(i) hereof. Parent and the Company hereby agree to cooperate and work in good faith and as expeditiously as reasonably possible to resolve any and all Closing Balance Sheet disputes.

                           (iv) Adjustment. In the event that the Tangible Net
Worth of the Company as of the Closing Date as reported in the Closing Balance Sheet (or, if different, the Restated Closing Balance Sheet determined pursuant to subparagraph (iii) above) is less than $2,000,000, then Parent shall provide written notice of such deficiency to the Escrow Agent pursuant to the provisions of Article IV,

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



and the deficiency shall be payable to the Parent as an escrow claim thereunder (pursuant to the procedure set forth in such Article IV).

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub as of the date hereof, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by the Company to Parent (the "COMPANY SCHEDULES" or "DISCLOSURE SCHEDULES") and dated as of the date hereof, as follows:

         2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company (hereinafter referred to as a "MATERIAL ADVERSE EFFECT"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

         2.2 Company Capital Structure.

                  (a) The authorized capital stock of the Company consists of 1,000,000 shares, all of which are designated as Common Stock. The Company Common Stock is held by the persons and in the amounts set forth on Schedule 2.2(a). All outstanding shares of the Company's Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

                  (b) As of November 25,1997, the Company has reserved 9,650 shares of Company Common Stock for issuance to employees and consultants, all of which shares will be issued prior to the Closing Date by exercise of outstanding options (collectively, the "COMPANY OPTIONS"). Schedule 2.2(b) sets forth for each such outstanding Company Option the name of the holder of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option. Except for the Company Options described in Schedule 2.2(b) above, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Merger and all such rights will be terminated at or prior to the Effective Time. Upon the Effective Time without any further action necessary, all Company Options that shall not have been exercised at or prior to the Effective Time shall be canceled such that there shall be no outstanding Company Options after the Effective Time. As a result of the Merger and assuming that Parent owns all the shares of Merger Sub capital stock, immediately after the Merger, Parent will be the record owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company and no other person or entity will be a record or beneficial owner of any capital stock of the Company or rights to acquire capital stock of the Company.

         2.3 Subsidiaries. The Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in (other than stock or other interest in a public company not exceeding a 1% interest), or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of this Agreement and the Merger by the Company's Stockholders). The Company's Board of Directors has unanimously approved the Merger and this Agreement. Each of this Agreement and each other document executed by the Company in connection with this Agreement and the Merger has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance-injunctive relief or other equitable remedies. The Shareholder Termination Agreement and each other document executed by any Company Stockholder in connection with this Agreement and the Merger has been duly executed and delivered by each Company Stockholder that is a party thereto and constitutes valid and binding obligations of each such Company Stockholder, enforceable in accordance with their terms except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 2.4, the execution and delivery by the Company of each of this Agreement and each other document executed by the Company in connection with this Agreement and the Merger does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or
(ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or


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

commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificates of Merger with the appropriate Secretaries of State and such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

         2.5 Company Financial Statements. Schedule 2.5 sets forth the Company's audited balance sheet as of May 31, 1997 and the related audited statements of income and cash flow for the twelve-month period then ended and the Company's reviewed balance sheet as of September 30, 1997 (the "Current Balance Sheet") (collectively, the "COMPANY FINANCIALS"). The Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except in the case of the current Balance Sheet and related unaudited statements for normal year end adjustments or as otherwise noted in the Company Financials). The Company Financials fairly present in all material respects the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate.

         2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $5,000 individually or $15,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles).

         2.7 No Changes. Except as set forth in Schedule 2.7, since May 30, 1997, there has not been, occurred or arisen any:

                  (a) transaction by the Company except in the ordinary course of business as conducted on that date;

                  (b) capital expenditure or commitment by the Company, in excess of $10,000 individually or $25,000 in the aggregate;

                  (c) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

                  (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

                  (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

                  (f) revaluation by the Company of any of its assets;

                  (g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

                  (h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement other than normal course of business salary increases in connection with ongoing yearly reviews or promotions (none of which exceeds 10% of the previous year's salary);

                  (i) acquisition, sale or transfer of any asset of the Company, except in the ordinary course of business as conducted on that date;

                  (j) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

                  (k) loan by the Company to any person or entity (other than (i) loans to all employees aggregating to no more than $5,000 and (ii) expense advances to employees, all of which are immaterial in any amount and are issued in the normal course of business), incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

                  (l) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company in excess of $10,000.

                  (m) the commencement or notice or, to the best knowledge of the Company, threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

                  (n) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 2.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

                  (o) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

                  (p) change in pricing or royalties set or charged by the Company;

                  (q) any event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect on the Company; or

                  (r) negotiation or agreement, oral or written, by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         2.8 Tax and Other Returns and Reports.

                  (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or, collectively, "TAXES," means any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

                  (b) Tax Returns and Audits. Except as set forth in Schedule
2.8:

                           (i) The Company as of the Effective Time will have
prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns will be true and correct in all material respects and will have been completed in accordance with applicable law in all material respects.

                           (ii) The Company as of the Effective Time: (A) will
have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld other than any Taxes to be paid by such employees as a result of the receipt of the Merger Consideration.

                           (iii) The Company has not been adjudicated delinquent
by any Tax Authority in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                           (iv) No audit or other examination of any Return of
the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                           (v) The Company does not have any liabilities for
unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the November Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

                           (vi) The Company has provided to Parent or its legal
counsel copies of all federal and state income and all state sales and use Tax Returns filed for fiscal years 1994, 1995 and 1996.

                           (vii) There are (and as of immediately following the
Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS") on the assets of the Company relating to or attributable to Taxes.

                           (viii) The Company has no knowledge of any basis for
the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                           (ix) None of the Company's assets are treated as
"tax-exempt use property" within the meaning of Section 168(h) of the Code.

                           (x) As of the Effective Time, the Company will not be
a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that could obligate the Company to pay any amount that would not be deductible pursuant to Section 280G of the Code.

                           (xi) The Company has not filed any consent agreement
under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                           (xii) The Company is not a party to a tax sharing or
allocation agreement nor does the Company owe any amount under any such agreement.

                           (xiii) The Company is not, and has not been at any
time, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                           (xiv) The Company's tax basis in its assets for
purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records in all material respects.

         2.9 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company as presently conducted.

         2.10 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                  (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not with respect to the Company or to the knowledge of the Company, any other party to such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) under such leases that would result in any monetary damage to the Company or materially interfere with the present use of the property subject to such lease.

                  (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

                  (c) Except as described in Schedule 2.10(c), the equipment (the "EQUIPMENT") owned or leased by the Company is, taken as a whole, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

         2.11 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

                  "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

                  "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or any of its material subsidiaries.

                  "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

                      "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

                  (a) Except as set forth in Section 2.15 of the Disclosure Schedule, no material Company Intellectual Property or Company Registered Intellectual Property or product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

                  (b) All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property has been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

                  (c) Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Company Intellectual Property free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company, including the sale of any products or the provision of any services by Company.

                  (d) Company owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own.

                  (e) To the extent that any material Intellectual Property has been developed or created by a third party for Company, Company has a written agreement with such third party with respect thereto and Company thereby either
(i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such Intellectual Property by operation of law or by valid assignment.

                  (f) Except as set forth in Schedule 2.11(f) of the Disclosure Schedule, the Company has not transferred ownership of, or granted any exclusive distribution rights or exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party.

                  (g) The Company Schedules list all material contracts, licenses and agreements to which Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Company.

                  (h) All material contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

                  (i) The operation of the business of Company as such business currently is conducted, including Company's design, development, manufacture, marketing and sale of the products or services of Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent rights, such representation is limited to Company's knowledge) or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

                  (j) Except as set forth in Schedule 2.15, the Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

                  (k) Except as set forth on Schedule 2.15, items 1 and 2, to the knowledge of Company, no Person has or is infringing or misappropriating any Company Intellectual Property.

                  (l) Company has taken reasonable steps to protect Company's rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company, and, without limiting the foregoing, Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/ confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

         2.12 Agreements, Contracts and Commitments. Except as set forth on
Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

                           (i) any collective bargaining agreements,

                           (ii) any agreements or arrangements that contain any
severance pay or post- employment liabilities or obligations,

                           (iii) any bonus, deferred compensation, pension,
profit sharing or retirement plans, or any other employee benefit plans or arrangements,

                           (iv) any employment or consulting agreement, contract
or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

                           (v) any agreement or plan, including, without
limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                           (vi) any fidelity or surety bond or completion bond,

                           (vii) any lease of personal property having a value
individually in excess of $10,000,

                           (viii) any agreement of indemnification or guaranty,

                           (ix) any agreement, contract or commitment containing
any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

                           (x) any agreement, contract or commitment relating to
capital expenditures and involving future payments in excess of $10,000,

                           (xi) any agreement, contract or commitment relating
to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

                           (xii) any mortgages, indentures, loans or credit
agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

                           (xiii) any purchase order or contract for the
purchase of raw materials involving $10,000 or more other than purchases in the ordinary course of business,

                           (xiv) any construction contracts,

                           (xv) any distribution, joint marketing or development
agreement, or

                           (xvi) any other agreement, contract or commitment
that involves $10,000 or more and is not cancelable without penalty within thirty (30) days.

         Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all as noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound and which are required to be set forth in Schedule 2.12(a) (any such agreement, contract or commitment, a "CONTRACT"). Each agreement, contract or commitment set forth in any of the Company Schedules is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract as are required in connection with the Merger.

         2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, no officer, director or, to the knowledge of the Company, stockholder of the Company (nor to the knowledge of the Company any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has, directly or indirectly, (i) a direct interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) a direct interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or
(iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a); provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this section 2.13. The Company Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Company as a result of or in connection with the Merger.

         2.14 Governmental Authorization. Schedule 2.14 accurately lists each material consent, license, permit, grant or other authorization issued to the Company by a governmental entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business substantially as it is currently and has been conducted or hold any interest in its properties or assets.

         2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit, claim or proceeding of any nature pending or, to the knowledge of the Company, threatened against the Company, its properties or any of its officers or directors in their capacity as such, nor, to the knowledge of the Company, is there any basis therefor. Except as set forth in Schedule 2.15, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors (nor, to the knowledge of the Company, is there any basis therefor) by or before any governmental entity.
Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. Except as set forth in
Schedule 2.15, no governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

         2.16  Accounts Receivable.

                  (a) The Company has made available to Parent a list of all accounts receivable of the Company reflected on the Current Balance Sheet ("ACCOUNTS RECEIVABLE") along with a range of days elapsed since invoice.

                  (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with generally accepted accounting principles consistently applied and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No person has any Lien on any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable.

         2.17 Minute Books. The minutes of corporate proceedings and consents of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of the meetings of directors (or committees thereof) referred to therein.

         2.18 Environmental Matters.

                  (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies or similar items, are present in any material quantities, as a result of the deliberate actions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                  (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                  (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

                  (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any material environmental litigation or impose upon the Company any material environmental liability.

                  (e) Capital Expenditures. The Company is not aware of any capital expenditures which are required in order for it to comply with Environmental Laws.

         2.19 Brokers' and Finders' Fees. Except for any payment due to pursuant to the engagement letter with Lehman Brothers, Inc. dated October 6, 1997, (a true and correct copy of which has been provided to Parent) The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.20 Employee Benefit Plans.

                  (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i) "AFFILIATE" shall mean any other person or entity
under common control with the Company within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder;

                           (ii) "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                           (iii) "COMPANY EMPLOYEE PLAN" shall refer to any
plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

                           (iv) "EMPLOYEE" shall mean any current, former, or
retired employee, officer, or director of the Company or any Affiliate;

                           (v) "EMPLOYEE AGREEMENT" shall refer to each
management, employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee;

                           (vi) "IRS" shall mean the Internal Revenue Service;

                           (vii) "MULTIEMPLOYER PLAN" shall mean any "Pension
Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

                           (viii) "PENSION PLAN" shall refer to each Company
Employee Plan which is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

                  (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

                  (c) Documents. The Company has provided to Parent where available or applicable (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof and (ii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company.

                  (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and
(iv) except as described in Schedule 2.20(d), each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

                  (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

                  (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

                  (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

                  (h) Effect of Transaction.

                           (i) Except as provided in Section 1.6 of this
Agreement, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                           (ii) No payment or benefit which will or may be made
by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

                  (i) Employment Matters. The Company (i) is in compliance in all material respects with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees (other than amounts which may be required to be withheld as a result of an Employee's receipt of Merger Consideration); (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) (other than routine payments to be made in the normal course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

                  (j) Labor. No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened. The Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

         2.21 Compliance with Laws. The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, domestic or foreign.

         2.22 Warranties; Indemnities. Schedule 2.22 indicates all warranty and indemnity claims in excess of $5,000 made against the Company.

         2.23 Software Development Agreements. The Company has not violated, is not in violation of, nor would the entry into this Agreement or consummation of the Merger cause any violation of, any terms or provisions of any agreement under which the Company has or had an obligation to develop, supply or distribute software to or for any third party, excluding end-user licenses for object code executed in the ordinary course of business, nor is the Company nor would the Company be, under any circumstances, under any obligation to deliver source code to any third party, except delivery of source code to a third party exclusively for the internal use of such third party to support, maintain and develop its software products, which products are (i) used only for programming of such third party's hardware products and (ii) distributed only to such third party's customers only in object code format. In any such case after delivery of such source code the Company does not have nor would it have under any circumstances, any other obligation of any nature to any such third party, including without limitation any support or similar obligation.

         2.24 Pooling of Interests. To the knowledge of Company, based on consultation with its independent accountants, neither the Company nor any of its directors, officers, affiliates or stockholders has taken or agreed to take any action which would preclude Parent's ability to account for the Merger as a pooling of interests under GAAP.

         2.25 Insurance. Section 2.25 of the Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

                  (a) the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (c) the policy number and the period of coverage;

                  (d) the scope (including an indication of whether the coverage was on claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

         With respect to each insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 2.25(e) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

         2.26 Bank Accounts. Section 2.26 of the Schedule contains a true, correct and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms in which the Company has an account or safe deposit box and the names of all persons authorized by the Company to draw thereon or have access thereto.

         2.27 Materiality. The matters and items excluded from the representations and warranties set forth in this Article by operations of the materiality exceptions and materiality qualifications contained in such representations and warranties, in the aggregate for all such excluded matters and items, are not and could not reasonably be expected to have a Material Adverse Effect.

         2.28 Solvency. The Company is solvent.

         2.29 Predecessor Status. Set forth in Section 2.29 of the Disclosure
Schedule is a listing of all predecessor companies of the Company and the names of any Entities from which, since October 31,

1991, the Company previously acquired material properties or assets. The Company has never been a subsidiary or division of another entity, nor part of an acquisition that was later rescinded.


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company as follows:

         3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

         3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict (as defined in Section 2.4) under (i) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or their properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in Section 2.4) or any third party (so as not to trigger any Conflict), is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificates of Merger with the appropriate Secretaries of State.

         3.3 SEC Filings; Material Adverse Change. Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1997, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in the Parent SEC Reports filed by Parent and publicly available prior to the date of this Agreement, as of the date hereof, there has not been any material adverse change with respect to Parent that would require disclosure under the Securities Act.

         3.4 Parent Common Stock. The shares of Parent Common Stock to be issued in connection with the Merger, when issued in accordance with the terms and provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or other statutory right of stockholders and will be issued in compliance with applicable United States Federal and state securities laws.

         3.5 Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.6 Acknowledgment. Parent and Merger Sub acknowledge that they and their representatives and advisors have had the opportunity to ask questions of and receive answers from the Company and its representatives to the extent that Parent, Merger Sub and their representatives and advisors have deemed necessary and appropriate and to review all written documentation and other information requested by them and provided by the Company, for the purpose of evaluating the Company, the merger of the Company and Merger Sub and the other transactions contemplated by this Agreement and the agreements contemplated hereby. In entering into this Agreement and in performing their obligations hereunder, Parent and Merger Sub have relied solely upon their own due diligence, their knowledge of the industry in which the business of the Company is conducted and the representations and warranties of the Company expressly set forth in this Agreement, and not upon any other representations, warranties or statements of any kind; provided, however, that such diligence and knowledge shall not be deemed a waiver by Parent or Merger Sub of any of their rights with respect to the representations and warranties of the Company.

         3.7 Continuity of Business Enterprise. It is the present intention of Parent to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

         3.8 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

         3.9 Consents. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents and approvals are set forth in Schedule 2.4) so as to preserve all rights of, and benefits to, the Company thereunder.

         3.10 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.


                                   ARTICLE IV

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

         4.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until March 31, 1998.

         4.2 Escrow Arrangements.

                  (a) Escrow Funds. As provided in Section 1.8, at the Effective Time, without any act of any stockholder, the Escrow Amount will be deposited into an escrow account with Greater Bay Trust Company, as Escrow Agent (the "ESCROW AGENT"), such deposit to constitute an escrow fund (the "ESCROW FUND"). The Escrow Fund is to be governed by the terms set forth herein and maintained at Parent's sole cost and expense. The portion of the Escrow Amount contributed on behalf of each Company Stockholder shall correspond to such stockholder's Proportionate Escrow Interest.

                  (b) The Escrow Fund shall be available to compensate Parent and its affiliates for any claim, loss, expense, liability or other damage, including reasonable attorneys' fees, to the extent of the amount of such claim, loss, expense, liability or other damage (collectively "LOSSES") that Parent or any of its affiliates has incurred or reasonably anticipates incurring (in the case of an extension of the Escrow Period pursuant to Section 4.2(c)) by reason, directly or indirectly, of the breach by the Company of any representation, warranty, covenant or agreement of the Company contained herein.

Losses shall not include amounts recovered from insurance. Parent and the Surviving Company shall undertake commercially reasonable efforts to claim and collect insurance to which they are entitled with respect to any Losses.

                  (c) Termination and Distribution of Escrow Funds. On March 31, 1998, the Escrow shall terminate; provided, however, that such portion of the Escrow, which, in the reasonable judgment of Parent, subject to the objection of the Company Stockholder Agent and the subsequent arbitration of the matter in the manner provided in Section 4.2(i) hereof, is necessary to satisfy any identified but unsatisfied Losses specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow, shall remain in the Escrow (and the Escrow shall remain in existence) until the earlier of (i) the expiration of the statute of limitations applicable to such claims or (ii) the resolution of such claims. As soon as all such claims have been resolved or the statute of limitations has expired, the Escrow Agent shall deliver to the appropriate security holders of the Company the remaining portion of the Escrow not required to satisfy such claims. Deliveries of Escrow Amounts to Company Stockholders pursuant to this Section 4.2(c) shall be made according to each stockholder's Proportionate Escrow Interest as certified to the Escrow Agent by the Company Stockholders' Agent.

                  (d) Protection of Escrow Funds. The Escrow Agent shall hold and safeguard the Escrow Funds during their existence, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Funds only in accordance with the terms hereof.

                  (e) Claims Upon Escrow Funds. In the event Parent incurs or becomes aware of any Losses or potential Losses for which it is entitled to indemnity under this Article IV, it shall deliver to the Escrow Agent and the Company Stockholder Agent a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"): (A) stating that Parent has (i) incurred or (ii) for purposes of extending the Escrow pursuant to Section 4.2(c) above, reasonably anticipates that it will have to incur Losses, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly incurred, or the basis for such anticipated liability, and either the nature of the misrepresentation, breach of warranty or claim or the litigation matter to which such item is related. Upon the receipt of a certificate pursuant to clause (A)(i) above the Escrow Agent shall, subject to the provisions of Section 4.2(h) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses incurred. In determining the number of shares of Parent Common Stock to be paid out by the Escrow Agent pursuant to this Article IV, such shares shall be valued by the Escrow Agent at the closing price (the "ESCROW PRICE") of Parent Common Stock on the NASDAQ or, if the Parent Common Stock is not then listed on the NASDAQ, the principal securities market on which the Parent Common Stock is traded, as reported in the Wall Street Journal or similar national financial publication on the Closing Date. Upon request by the Escrow Agent, a duly authorized officer of the Company shall deliver a certificate of the Escrow Price.

                  The Parent shall not be entitled to receive any disbursement or cause any amount to be retained in Escrow with respect to any Losses arising in respect of any individual occurrence or circumstance unless the aggregate amount of all Losses shall exceed $175,000; provided, further, that in the event the aggregate amount of such Losses of Parent shall exceed $175,000, then Parent shall be entitled to recover from the Escrow Fund only Losses in excess of $175,000.

                  (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Company Stockholder Agent (as defined in Section 4.2(i)) and for a period of ten (10) business days after such delivery, the Escrow Agent shall make no delivery to Parent of any amounts out of the Escrow Fund, pursuant to Section 4.2(e)(A)(i) hereof unless the Escrow Agent shall have received written authorization from the Company Stockholder Agent to make such delivery. After the expiration of such ten (10) business day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with
Section 4.2(e)(A)(i) hereof, provided that no such payment or delivery may be made, or retained for purposes of extending the Escrow pursuant to Section 4.2(c), if the Company Stockholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such ten (10) business day period.

                  (g) Resolution of Conflicts; Arbitration.

                           (i) In case the Company Stockholder Agent shall so
object in writing to any claim or claims made in any Officer's Certificate, the Company Stockholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Company Stockholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Funds in accordance with the terms thereof.

                           (ii) If no such agreement can be reached after good
faith negotiation, either Parent or the Company Stockholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained upon the conclusion of such litigation or both parties agree to arbitration; and in either such event the matter shall be settled by binding arbitration conducted by three arbitrators. Parent and the Company Stockholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 4.2(h) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                           (iii) Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 4.2(g), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half (1/2) of the disputed amount; otherwise, the stockholders of the Company as represented by the Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the out-of-pocket expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration in connection therewith.

                  (h) Agent of the Company Stockholders; Power of Attorney.

                           (i) In the event that the Merger is approved,
effective upon such vote, and without further act of any stockholder, Michael L. Spilo shall be appointed as agent and attorney-in-fact (the "COMPANY STOCKHOLDER AGENT") for each stockholder of the Company on whose behalf any Parent Common Stock was deposited into the Escrow Fund (except such stockholders, if any, as shall have perfected their Dissenters Rights under Georgia law), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Company Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Company Stockholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Funds agree to such removal and to the identity of the substituted agent. No bond shall be required of the Company Stockholder Agent, and the Company Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the Company Stockholder Agent shall constitute notice to or from each of the stockholders of the Company.

                           (ii) The Company Stockholder Agent shall not be
liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of the Company on whose behalf the amounts were contributed to the Escrow Funds shall severally indemnify the Company Stockholder Agent and hold the Company Stockholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Company Stockholder Agent and arising out of or in connection with the acceptance or administration of the Company Stockholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Company Stockholder Agent.

                  (i) Actions of the Company Stockholder Agent. A decision, act, consent or instruction of the Company Stockholder Agent shall constitute a decision of all the stockholders for whom a portion of the amounts otherwise issuable to them are deposited in the Escrow Funds and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each and every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Stockholder Agent.

                  (j) Third-Party Claims. Parent shall have the right in its sole discretion to defend and to settle any third-party claim; provided, however, that any counsel retained to defend a third party claim to be satisfied from the Escrow Fund shall be reasonably acceptable to the Company Stockholder Agent and Parent shall not settle any such third party claim without the prior consent of the Company Stockholder Agent, which consent shall not be unreasonably withheld.

                  (k) Escrow Agent's Duties.

                           (i) The Escrow Agent shall be obligated only for the
performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Company Stockholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                           (ii) The Escrow Agent is hereby expressly authorized
to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                           (iii) The Escrow Agent shall not be liable in any
respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                           (iv) The Escrow Agent shall not be liable for the
expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                           (v) The Escrow Agent may resign at any time upon
giving at least thirty (30) days written notice to Parent and the Company Stockholder Agent to this Agreement; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Company Stockholder Agent shall use their best efforts to mutually agree upon a successor agent within thirty
(30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, Parent shall have the right to appoint a successor escrow agent. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

         4.3 Limitation on Liability. Notwithstanding any other provision of this Agreement to the contrary, absent fraud or bad faith, the liability of the Company and the Company Stockholders with respect to any claim for a breach of any representation, warranty, covenant or agreement contained in this Agreement shall be limited to the assets of the Escrow Fund, and no Company Stockholder shall have any liability to Parent or the Surviving Corporation arising from any breach after the termination of the Escrow other than with respect to claims made prior to such termination under Section 4.2(c) (and liability with such claims shall be limited to the amount held in the Escrow as a result thereof).



                                    ARTICLE V

                               GENERAL PROVISIONS

         5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (postage prepaid and return receipt requested) or sent via facsimile (with a copy of such notice or other communication and a confirmation of complete transmission delivered personally or sent by certified or registered mail, postage prepaid and return receipt requested, no later than the close of business on the third business day following such transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Sub, to:

                           McAfee Associates, Inc.
                           2805 Bowers Ave.
                           Santa Clara, California 95051
                           Attention:  Richard Hornstein
                           Facsimile No.: (408) 970-9727
                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati, P.C.
                           650 Page Mill Road
                           Palo Alto, California 94304-1050
                           Attention:  Jeffrey D. Saper, Esq.
                           Facsimile No.: (415) 493-6811

                  (b)      if to the Company, to:

                           Helix Software Company, Inc.
                           47-09 30th Street
                           Long Island City, New York 11101
                           Attention:  Michael Spilo
                           Facsimile No.: (718) 392-4212

                           with a copy to:

                           Kelley Drye & Warren LLP
                           101 Park Avenue
                           New York, New York 10178
                           Attention:  Audrey Roth, Esq.
                           Facsimile No.: (212) 808-7897

                  (c)      if to the Escrow Agent, to:

                           Greater Bay Trust Company
                           400 Emerson Street
                           2nd Floor
                           Palo Alto, California 94301
                           Attention: Eva Paivah
                           Telephone No.: 650-614-5720
                           Facsimile No.: 650-473-1326

Each notice transmitted in the manner described in this Section 5.1 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail or commercial delivery service), or the affidavit of the messenger (if transmitted by personal delivery) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

         5.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         5.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         5.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person (including, without limitation, those persons listed on any exhibits hereto) any rights or remedies hereunder; and (c) without the prior written consent of each party shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and obligations hereunder to an affiliate of Parent provided that parent shall remain liable for all its obligations hereunder notwithstanding such assignment. Any assignment of rights or delegation of duties under this Agreement by a party without the prior written consent of the other parties, if such consent is required hereby, shall be void.

         5.5 Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

         5.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Company Stockholders are intended to be third party beneficiaries of the representations and warranties of Parent and Merger Sub contained herein and it is expressly acknowledged that no provision of this Agreement (other than Article IV) in any way limits or results in a waiver of any right of a Company Stockholder to bring an action against Parent and/or Merger Sub for damages incurred by such Company Stockholder arising from or relating to any such breach.

         5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         5.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         5.9 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential ("CONFIDENTIAL INFORMATION"); provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law,
(c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers (provided that such party shall given the other party prior notice of such order and a reasonable opportunity to object or take other available action), (f) is disclosed in the course of any litigation between any of the parties hereto or
(g) is developed independently by either party without reference to, or specific knowledge of, the other parties' Confidential Information. Notwithstanding the foregoing, it is acknowledged that Parent may publicly disclose the material terms of this Agreement following the date hereof in a manner reasonably satisfactory to the Company.

         5.10 Company Employee Bonuses. Parent agrees to use its best efforts to cause the Surviving Corporation to pay all employee bonuses accrued and payable as set forth on the Closing Balance Sheet.



                                     * * * *

         IN WITNESS WHEREOF, Parent, Merger Sub, Escrow Agent and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

COMPANY                                  PARENT



By /s/ MICHAEL SPILO                     By /s/ WILLIAM L. LARSON
  -----------------------------            -------------------------------------
                                           William L. Larson,
                                           Chief Executive Officer
Name   Michael Spilo
    --------------------------

Title  President
    --------------------------


MERGER SUB                               ESCROW AGENT*



By /s/ PRABHAT GOYAL                     By /s/ GREATER BAY TRUST COMPANY
  ----------------------------             -------------------------------------
  Prabhat Goyal, President
                                         Name   Mr. Hali
                                             -----------------------------------

                                         Title  Executive Vice President
                                              ----------------------------------




* With respect to the matters set forth in Article IV only.












                         ***REORGANIZATION AGREEMENT***

                             MCAFEE ASSOCIATES, INC.

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG

                            MCAFEE ASSOCIATES, INC.,

                          HELIX SOFTWARE COMPANY, INC.

                                       AND

                              DNA ACQUISITION CORP.


                          DATED AS OF DECEMBER 1, 1997

                               INDEX OF SCHEDULES



COMPANY SCHEDULE                         DESCRIPTION
----------------                         ------------

2.2(a)                                   Stockholder List
2.2(b)                                   Option List
2.4                                      Governmental And Third Party Consents
2.5                                      Company Financials
2.6                                      Undisclosed Liabilities
2.7                                      No Changes
2.8                                      Tax Returns And Audits
2.10(a)                                  Leased Property
2.10(b)                                  Liens On Property
2.10(c)                                  Equipment
2.11                                     Intellectual Property
2.12(a)                                  Agreements, Contracts And Commitments
2.12(b)                                  Breaches
2.13                                     Interested Party Transactions
2.14                                     Governmental Authorizations
2.15                                     Litigation
2.19                                     Expenses Of Transaction
2.20(b)                                  Employee Benefit Plans And Employees
2.20(d)                                  Employee Plan Compliance
2.20(g)                                  Post Employment Options
2.20(h)(i)                               Effect Of Transaction
2.20(j)                                  Labor Disputes
2.21                                     Insurance
2.24                                     Warranties; Indemnities
2.25                                     Insurance
2.26                                     Bank Accounts
2.29                                     Predecessor Status

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


ARTICLE I  THE MERGER..........................................................2
         1.1      The Merger...................................................2
         1.2      Effective Time...............................................2
         1.3      Effect of the Merger.........................................2
         1.4      Certificate of Incorporation; Bylaws.........................2
         1.5      Directors and Officers.......................................2
         1.6      Effect on Capital Stock......................................3
         1.7      Dissenting Shares............................................3
         1.8      Surrender of Certificates; Payment of Merger Consideration...4
         1.9      No Further Ownership Rights in Company Common Stock..........5
         1.10     Lost, Stolen or Destroyed Certificates.......................5
         1.11     Tax and Accounting Treatment.................................5
         1.12     Taking of Necessary Action; Further Action...................5
         1.13     Purchase Price Adjustment....................................6

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY .....................8
         2.1      Organization of the Company..................................8
         2.2      Company Capital Structure....................................8
         2.3      Subsidiaries.................................................9
         2.4      Authority....................................................9
         2.5      Company Financial Statements................................10
         2.6      No Undisclosed Liabilities..................................10
         2.7      No Changes..................................................10
         2.8      Tax and Other Returns and Reports...........................11
         2.9      Restrictions on Business Activities.........................13
         2.10     Title of Properties; Absence of Liens and Encumbrances;
                   Condition of Equipment ....................................13
         2.11     Intellectual Property.......................................14
         2.12     Agreements, Contracts and Commitments.......................16
         2.13     Interested Party Transactions...............................18
         2.14     Governmental Authorization..................................18
         2.15     Litigation..................................................18
         2.16     Accounts Receivable.........................................18
         2.17     Minute Books................................................19
         2.18     Environmental Matters.......................................19
         2.19     Brokers' and Finders' Fees..................................19
         2.20     Employee Benefit Plans......................................20
         2.21     Compliance with Laws........................................22
         2.22     Warranties; Indemnities.....................................22

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----
         2.23     Software Development Agreements............................23
         2.24     Pooling of Interests.......................................23
         2.26     Bank Accounts..............................................24
         2.27     Materiality................................................24
         2.28     Solvency...................................................24
         2.29     Predecessor Status.........................................24

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.........24
         3.1      Organization, Standing and Power...........................24
         3.2      Authority..................................................24
         3.3      SEC Filings; Material Adverse Change.......................25
         3.4      Parent Common Stock........................................25
         3.5      Brokers' and Finders' Fees.................................25
         3.8      Expenses...................................................26
         3.9      Consents...................................................26
         3.10     Reasonable Efforts.........................................26

ARTICLE IV  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW...............26
         4.1      Survival of Representations and Warranties.................26
         4.2      Escrow Arrangements........................................27

ARTICLE V  GENERAL PROVISIONS................................................31
         5.1      Notices....................................................31
         5.2      Interpretation.............................................33
         5.3      Counterparts...............................................33
         5.4      Entire Agreement; Assignment...............................33
         5.5      Severability...............................................33
         5.6      Other Remedies.............................................33
         5.7      Governing Law..............................................34
         5.8      Rules of Construction......................................34
         5.9      Confidentiality............................................34

                                      -ii-